Exhibit 99.1

RUBICON PROJECT ACQUIRES iSOCKET AND SHINY ADS

Dual Acquisitions Consolidate Automated Guaranteed Market and Accelerate Direct
Order Automation with First and Only “Full-Stack” Direct Orders Solution for Display,
Mobile and Video Advertising

LOS ANGELES - November 17, 2014 - Rubicon Project (NYSE: RUBI), a leader in advertising automation with one of the industry’s largest independent real-time trading platforms for the buying and selling of advertising, today announced it is expanding its direct order automation technology and consolidating the automated guaranteed market with the acquisitions of two privately held companies, iSocket and Shiny Ads. (NYSE: RUBI), a leader in advertising automation with one of the industry’s largest independent real-time trading platforms for the buying and selling of advertising, today announced it is expanding its direct order automation technology and consolidating the automated guaranteed market with the acquisitions of two privately held companies, iSocket and Shiny Ads.

In recent years, Rubicon Project (@RubiconProject) has consistently delivered innovative technologies to the advertising marketplace - marked notably by the automation of direct orders for automated non-guaranteed inventory it introduced to the market in 2012 - which complemented the company’s industry leading automated auction technology.

The addition of iSocket and Shiny Ads provides technology solutions that automate the buying and selling of direct-sold, guaranteed deals - a segment of the direct orders market that is forecastedi to surpass $8 billion in the U.S. alone by 2016. Sometimes referred to as automated guaranteed, this method of buying, which is prevalent in the television market, allows sellers to set prices for guaranteed audience impressions and buyers to discover and buy those guaranteed audiences. Automated guaranteed direct orders deliver CPMs that can be up to 10X that of RTB, delivering significantly greater revenue for sellers and greater access to premium inventory for buyers.

When combined with Rubicon Project's existing direct orders technology in the automation of non-guaranteed inventory, these acquisitions further extend the company’s leadership position, allowing for the creation of the first and only “full-stack” of integrated solutions for automating, streamlining, and managing the processes of direct buying and selling of guaranteed and non-guaranteed advertising. The market for direct orders is forecastedii to surpass $60 billion worldwide in 2014.

“Automating guaranteed direct orders facilitates the buying and selling of the most premium, higher priced inventory directly between buyers and sellers, similar to how TV advertising is bought and sold today,” said Frank Addante (@FrankAddante), CEO, Founder and Chief Product Architect, Rubicon Project. “Consolidating the guaranteed direct orders market with these acquisitions, combined with our existing direct order technology and scale, solidifies our market leadership in this rapidly growing segment,” concluded Addante.

“The combination of Rubicon Project's scale and iSocket’s innovative technology forms the first and only company in the market today to offer buyers the benefits of a fully integrated automated platform for guaranteed and non-guaranteed direct orders and represents a significant leap forward for the future of advertising automation,” said Richard Jalichandra, CEO, iSocket.

“This integration of world-class automation technologies, automated guaranteed engineering talent and self-serve tool capabilities positions Rubicon Project to successfully address all aspects of the premium marketplace,” added Roy Pereira, CEO, Shiny Ads.

Assuming full attainment of earn-outs, the total consideration being paid by Rubicon Project for both acquisitions is less than $30 million, largely in stock. Given the timing of the acquisitions and the current stages of both businesses it is not expected for either to contribute meaningfully to Q4 2014 earnings.

About Rubicon Project
Rubicon Project (NYSE: RUBI) has engineered the Advertising Automation Cloud, one of the largest real-time cloud and Big Data computing systems. The Company's mission is to automate the buying and selling of advertising by offering innovative products to connect buyers and sellers globally. www.RubiconProject.com @RubiconProject
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[i]	eMarketer, October 2014

ii	PricewaterhouseCoopers Entertainment & Media Outlook 2013-2017